THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, dated November 8, 2002

                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-72676
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 30, 2001)

                              $
                            [TEXTRON FINANCIAL LOGO]
                         TEXTRON FINANCIAL CORPORATION
                                  % NOTES DUE
                            -----------------------
     We will pay interest on the notes on           and        of each year,
beginning           , 2003. The notes will mature on           . We may not
redeem the notes before maturity unless certain events occur involving U.S. taxation.

     The notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

     We will apply to list the notes on the Luxembourg Stock Exchange in accordance with the rules thereof.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            -----------------------

                                                     PER
                                                     NOTE               TOTAL
                                                     ----               -----
Public offering price(1).........................        %                      $
Underwriting discount............................        %                      $
Proceeds, before expenses, to Textron
  Financial......................................        %                      $

     (1) Plus accrued interest from        , 2002, if settlement occurs after
         that date

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, societe anonyme or Euroclear Bank
S.A./N.V., as operator of the Euroclear System, on or about        , 2002.

                           Joint Bookrunning Managers

DEUTSCHE BANK SECURITIES                                                JPMORGAN



                               Senior Co-Manager

                         BANC OF AMERICA SECURITIES LLC



                                  Co-Managers

FLEET SECURITIES, INC.                       HSBC                       SG COWEN
                            -----------------------
                  Prospectus supplement dated           , 2002

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Textron Financial Corporation...............................   S-4
Use of Proceeds.............................................   S-5
Consolidated Capitalization of Textron Financial
  Corporation...............................................   S-5
Selected Consolidated Financial Data of Textron Financial
  Corporation...............................................   S-6
Description of Notes........................................   S-8
United States Federal Tax Considerations....................  S-12
Underwriting................................................  S-16
Legal Matters...............................................  S-17
Experts.....................................................  S-17
General Information.........................................  S-18

                            PROSPECTUS
About this Prospectus.......................................     1
Textron Financial Corporation...............................     1
Textron Financial Canada Funding Corp. .....................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Debt Securities..............................     4
Plan of Distribution........................................    17
Where You Can Find More Information.........................    18
Legal Opinions..............................................    19
Experts.....................................................    19

                                ---------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     We will apply to list the notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange. We cannot guarantee that listing will be obtained on that exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A. Luxembourg, 43, Boulevard Royal L-2955 Luxembourg, R.C. Luxembourg B 6395 (the "Luxembourg listing agent").

     This prospectus supplement and the attached prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the attached prospectus. We confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts that we have omitted that make any statement contained or incorporated by reference in this prospectus supplement and attached prospectus misleading.

     The Luxembourg Stock Exchange takes no responsibility for the contents of this document and the attached prospectus, makes no representation as to their accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the attached prospectus.

     References in this prospectus supplement to "we," "our," "us" and Textron Financial are to Textron Financial Corporation. References in this prospectus supplement and the attached prospectus to "dollars" and "$" are to United States dollars.

     This prospectus supplement and the attached prospectus, together with the documents incorporated in them by reference, will be available free of charge at the office of the Luxembourg listing agent.

     We are offering the notes globally for sale in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and attached prospectus and the offering of the notes in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the attached prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting" beginning on page S-16.

                         TEXTRON FINANCIAL CORPORATION

     Textron Financial was incorporated in the State of Delaware in 1962. Its executive office is at 40 Westminster Street, Providence, Rhode Island and its telephone number is 401-621-4200.

     Textron Financial is a diversified commercial finance company with core operations in six segments:

     - Aircraft Finance, which extends financing to commercial users of new and used Cessna business jets and piston-engine aircraft, Bell helicopters and other general aviation aircraft;

     - Resort Finance, which engages in inventory and notes receivable financing to developers of vacation interval resorts and recreational and residential land lots, and, to a lesser extent, makes acquisition and construction loans to these developers;

     - Distribution Finance, which provides inventory finance programs for dealers and distributors of Textron manufactured products and for other manufacturer programs in the music, marine, portable spa, wood stove, lawn and garden, specialty trailer, agricultural equipment, motor home, manufactured housing and telecommunications industries;

     - Golf Finance, which makes first mortgage loans for the acquisition, refinancing and construction of golf courses and golf resort properties, and which provides term financing and leasing services for Textron, Inc. products, including E-Z-GO golf cars and Textron Turf Care equipment;

     - Asset-based Lending, which structures working capital lines of credit, secured by trade accounts receivable and inventory, to middle-market companies and companies in niche markets; and

     - Structured Capital, which is involved in leveraged leases and single investor leases of equipment and real estate.

     Textron Financial is also engaged in transaction syndication, equipment appraisal and disposition, and portfolio servicing.

     All of Textron Financial's stock is owned by Textron Inc., a multi-industry company with annual revenues of $12 billion and businesses in aircraft, fastening systems, industrial products, industrial components and finance.

     Textron Financial entered into a Support Agreement dated as of May 25, 1994 with Textron Inc. The Support Agreement requires Textron Inc. to pay Textron Financial, quarterly, an amount sufficient to provide that pre-tax earnings, before extraordinary items and fixed charges, will not be less than 125% of Textron Financial's fixed charges. Fixed charges for purposes of the Support Agreement include interest on indebtedness and amortization of debt discount. Textron Inc. was not required to make any payments under the Support Agreement for the nine months ended September 30, 2002, or for the years ended 2001, 2000, 1999, 1998, and 1997, when Textron Financial's fixed charge coverage ratios were 149%, 171%, 158%, 163%, 173% and 171%, respectively. In addition, Textron Inc. has agreed to maintain Textron Financial's consolidated shareholders' equity at an amount not less than $200 million. Under the terms of the Support Agreement, Textron Financial has agreed with Textron Inc. that one hundred percent (100%) of Textron Financial's issued and outstanding common stock will be owned by Textron Inc. or a corporation controlled by, controlling, or under common control with, Textron Inc. The Support Agreement is not a guarantee by Textron Inc. of the payment of interest or principal of any obligation, indebtedness or liability by Textron Financial, including the notes offered hereby, to any person. However, the Support Agreement does contain provisions protecting Textron Financial's investors from the termination of the Support Agreement and entitling them to enforce its provisions against Textron Inc. As a result, if Textron Inc. does not comply with its obligations under the Support Agreement, holders of the notes could bring an action against Textron Inc. to compel Textron Inc. to comply with its obligations.

                                USE OF PROCEEDS

     We will receive from the offering of the notes net proceeds before expenses
of $               . We estimate expenses to be approximately $               .
We will use the net proceeds to repay outstanding commercial paper balances. Our outstanding commercial paper, as of October 31, 2002, had a weighted average yield of 1.95% and a weighted average maturity of 39 days.

          CONSOLIDATED CAPITALIZATION OF TEXTRON FINANCIAL CORPORATION

     The following table sets forth our consolidated capitalization at September 30, 2002 and as adjusted for the offering of the notes. You should read the table with our consolidated financial statements and related notes that are incorporated by reference into the attached prospectus. See "Where You Can Find More Information" in the attached prospectus. All amounts are in thousands of U.S. dollars. Except as described in the following sentence and in the footnotes below, since September 30, 2002, no material change has occurred in our consolidated capitalization.

                                                               SEPTEMBER 30, 2002
                                                          ----------------------------
                                                          HISTORICAL         ADJUSTED
                                                          ----------        ----------
DEBT
Commercial paper and short-term debt(1).................  $1,267,466        $
    % Notes due     ....................................          --
Other long-term debt....................................   3,944,766
                                                          ----------        ----------
          Total debt....................................  $5,212,232        $
                                                          ==========        ==========
Textron Financial and Litchfield obligated mandatory
  redeemable preferred securities of trust subsidiary
  holding solely Litchfield junior subordinated
  debentures............................................      27,083
SHAREHOLDER'S EQUITY
Common stock, $100 par value; 4,000 shares authorized,
  2,500 shares issued and outstanding...................         250
Capital surplus.........................................     573,676
Investment in parent company preferred stock............     (25,000)
Accumulated other comprehensive loss....................     (16,308)
Retained earnings.......................................     455,840
                                                          ----------        ----------
          Total shareholder's equity(2).................  $  988,458        $
                                                          ==========        ==========

---------------

(1) As of October 31, 2002, the outstanding face amount of our commercial paper and short-term debt outstanding was $1.6 billion.

(2) As of October 31, 2002, our total shareholder's equity was $996 million.

     SELECTED CONSOLIDATED FINANCIAL DATA OF TEXTRON FINANCIAL CORPORATION

     The following table sets forth selected financial data that we derived from our audited consolidated financial statements for each of the five years in the period ended December 29, 2001 and from unaudited financial statements for the nine months ended September 30, 2002 and 2001. We believe that we have made all adjustments necessary for the fair presentation of our unaudited financial data. The results for the interim period ended September 30, 2002 are not necessarily indicative of the results for the full year. All amounts are in thousands of U.S. dollars, except for percentages and ratios. You should read the following information with the consolidated financial statements and related notes incorporated by reference in the attached prospectus. See "Where You Can Find More Information" in the attached prospectus.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30                          AT OR FOR THE YEARS ENDED(1)
                                     -----------------------   --------------------------------------------------------------
                                        2002         2001         2001         2000         1999         1998         1997
                                     ----------   ----------   ----------   ----------   ----------   ----------   ----------
RESULTS OF OPERATIONS
Finance charges and discounts......  $  321,621   $  401,811   $  526,897   $  587,444   $  391,091   $  297,091   $  290,943
Rental revenues on operating
  leases...........................      20,530       13,881       18,884       18,904       15,503       17,181       18,664
Other income.......................     107,290       96,882      163,455       84,173       56,309       52,890       40,613
Net income.........................      29,618       82,771      120,571      118,016       78,904       69,576       67,741
BALANCE SHEET DATA
Total finance receivables..........  $6,244,183   $5,914,913   $5,635,634   $5,589,412   $5,577,374   $3,611,397   $3,069,123
Allowance for losses on
  receivables......................     152,079      135,553      143,756      115,953      112,769       83,887       77,394
Equipment on operating leases,
  net..............................     202,485      130,479      201,060      135,356      133,171      118,590      111,518
Total assets.......................   7,029,061    6,624,770    6,463,958    6,130,796    5,989,483    3,784,538    3,177,965
Total short-term debt..............   1,267,466      957,022    1,197,707      965,802    1,339,021    1,424,872    1,073,665
Long-term debt.....................   3,944,766    3,928,908    3,500,713    3,701,067    3,211,737    1,403,958    1,290,903
Deferred income taxes..............     405,521      331,400      357,324      315,322      307,035      321,521      319,293
Textron Financial and Litchfield
  obligated mandatory redeemable
  preferred securities of trust
  subsidiary holding solely
  Litchfield junior subordinated
  debentures.......................      27,083       27,612       27,480       28,009       28,539           --           --
Shareholder's equity...............     988,458      989,266    1,009,355      909,677      869,161      472,452      405,876
Debt to tangible shareholder's
  equity(2)........................        6.33x        6.17x        5.70x        6.72x        6.92x        6.35x        5.83x
SELECTED DATA AND RATIOS
PROFITABILITY
Net interest margin as a percentage
  of average net investment(3).....        6.95%        6.93%        7.65%        6.28%        6.27%        6.88%        6.51%
Return on average equity(4)........         6.1%        11.8%        12.7%        13.1%        14.1%        16.2%        16.8%
Return on average assets(5)........        0.89%        1.72%        1.87%        1.88%        1.74%        2.06%        2.07%
Ratio of earnings to fixed
  charges(6).......................        1.49x        1.62x        1.71x        1.58x        1.63x        1.72x        1.70x
Selling and administrative expenses
  as a percentage of average
  managed and serviced
  receivables(7)...................        1.76%        1.78%        1.79%        1.67%        1.75%        1.73%        1.54%
Operating efficiency ratio(8)......        40.5%        38.4%        35.6%        34.1%        35.4%        33.8%        29.3%
CREDIT QUALITY
60+ days contractual delinquency as
  a percentage of finance
  receivables(9)...................        2.78%        2.02%        2.24%        1.16%        0.96%        0.87%        0.86%
Nonperforming assets as a
  percentage of finance
  assets(10).......................        2.98%        2.21%        2.13%        1.86%        1.74%        2.29%        3.10%
Allowance for losses as a
  percentage of finance
  receivables......................        2.44%        2.29%        2.55%        2.07%        2.02%        2.32%        2.52%
Net charge-offs as a percentage of
  average finance
  receivables(11)..................        2.13%        1.04%        1.27%        0.65%        0.54%        0.45%        0.64%

---------------
 (1) Our year-end dates conform with Textron Inc.'s year-end, which falls on the nearest Saturday to December 31st. All interim periods are calendar month-end.

 (2) Tangible shareholder's equity equals shareholder's equity, excluding accumulated other comprehensive income or loss, less goodwill.

 (3) Represents revenues earned, less interest expense on borrowings and distributions on preferred securities, as a percentage of average net investment. Average net investment includes finance receivables plus operating leases less deferred taxes on leveraged leases.

 (4) Return on average equity excludes the cumulative effect of change in accounting principle after-tax impairment charge of $15.4 million for the period ended September 30, 2002.

 (5) Return on average assets excludes the cumulative effect of change in accounting principle after-tax impairment charge of $15.4 million for the period ended September 30, 2002. Average assets include finance receivables less allowance for loan loss, operating leases and other assets. Investments in leveraged leases are not net of deferred taxes.

 (6) Calculated in the same manner as described under "Ratio of Earnings to Fixed Charges" in the accompanying prospectus.

 (7) Average managed and serviced receivables include owned receivables plus receivables serviced under securitizations, participations and third party portfolio servicing agreements.

 (8) Operating efficiency ratio is selling and administrative expenses divided by net interest margin (including other income).

 (9) Delinquency excludes captive receivables with recourse to Textron Inc. Captive receivables represent third-party finance receivables originated in connection with the sale or lease of Textron Inc.'s manufactured products. Percentages are expressed as a function of our total independent and nonrecourse captive receivables.

(10) Finance assets include: finance receivables; equipment on operating leases, net of accumulated depreciation; repossessed assets; retained interests in securitizations; investment in equipment residuals; acquisition, development and construction arrangements; and short and long-term investments (some of which are classified in Other assets on our consolidated balance sheets). Nonperforming assets include independent and nonrecourse captive finance assets.

(11) Annualized, excludes net charge-offs recorded against the real estate owned valuation allowance of $8.0 million and $1.0 million in 2000 and 1997, respectively.

                              DESCRIPTION OF NOTES

GENERAL

     The following is a description of the particular terms of the notes that we are offering. This description supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities set forth in the attached prospectus. The notes are a series of the debt securities that we registered with the SEC on November 30, 2001 to be issued on terms to be determined at the time of sale.

     The notes will be issued as a new series of debt securities pursuant to an indenture dated as of December 9, 1999, which is more fully described in the attached prospectus. The notes will initially be issued in an aggregate
principal amount of $          , subject to our ability to issue additional
notes as described below.

     The notes will mature on           . We are not permitted to redeem the
notes prior to maturity unless certain events occur involving U.S. taxation. See "-- Redemption for Tax Reasons." If not previously redeemed, the notes will be
redeemed at 100% of their principal amount on           .

     The notes will bear interest from           , 2002 at an annual rate of
     %. Interest on the notes will be computed on the basis of a 360-day year of
twelve 30-day months. Interest is payable on each           and           ,
commencing           , 2003, to the persons in whose names the notes are
registered at the close of business on the           or           prior to the
relevant interest payment date. However, interest that we pay at maturity will be payable to the person to whom the principal will be payable.

     If any interest payment date or the maturity date for the notes falls on a day that is not a business day, payment of principal and interest with respect to the notes will be paid on the next succeeding business day with the same force and effect as if made on that date and no interest on the payment will accrue from and after that date. The term "business day," as used in this prospectus supplement, means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

     Application has been made to list the notes on the Luxembourg Stock
Exchange.

FURTHER ISSUES

     We may from time to time, without notice to, or the consent of, the holders of the notes, create and issue additional notes of the same series ranking pari passu with the notes in all respects or in all respects except for (1) the payment of interest accruing prior to the issue date of the additional notes and
(2) the first payment of interest following the issue date of the additional notes. As a result, we may consolidate the additional notes, forming a single series with the notes and having the same terms as to status, redemption or otherwise as the notes and the same CUSIP and ISIN number and Common Code. In the event that we issue additional notes of the same series, we will prepare a new prospectus supplement and make a new application to list those securities on the Luxembourg Stock Exchange.

PAYMENT OF ADDITIONAL AMOUNTS

     We will make all payments on the notes without withholding or deduction for any taxes, assessments or other governmental charges in effect on the date of issuance of the notes or imposed in the future by or on behalf of the United States or any taxing authority in the United States. In the event any United States taxes or other charges are imposed on payments on the notes, we will pay to the holder of any note who is a United States alien (as defined below) such additional amounts as may be necessary so that the net amounts of the principal and interest on the notes receivable by a United States alien after withholding or deduction of any such tax, assessment or governmental charge will equal the amounts of principal and any interest which would have been receivable on a note if there were no such withholding or deduction of tax, assessment or governmental charge. We will not pay any additional amounts, however, with respect to:

          (1) any tax, assessment or other governmental charge which would not have been so imposed but for (a) the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident of the United States or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States, or (b) the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for United States federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

          (2) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of the note for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (3) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

          (4) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of or any interest on any note;

          (5) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note who actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a bank that acquired a note in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

          (6) any tax, assessment or other governmental charge imposed as a result of the failure to comply with (a) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (b) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

          (7) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, or any interest on any note, if the payment can be made without such withholding by at least one other paying agent; or

          (8) any combination of items (1), (2), (3), (4), (5), (6) or (7).

     Furthermore, we will pay no additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note if a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the notes.

     Except as specifically provided under this heading and below under "-- Redemption for Tax Reasons," we will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     The term "United States alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

REDEMPTION FOR TAX REASONS

     We can redeem the notes before their maturity, in whole but not in part, if, at any time after the date of issuance of the notes, as a result of:

     - any amendment to, or change in, the laws, including any regulations or rulings promulgated thereunder, of the United States or any political subdivision or taxing authority; or

     - any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings including any proposals for change, amendment or application or interpretation of such laws, regulations or rulings;

where the amendment or change becomes effective after the date of this prospectus supplement, or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to us, we become, or will become, obligated to pay any additional amounts as provided above under "-- Payments of Additional Amounts" (a "tax event") in respect of the notes.

     Before we can redeem the notes, we must deliver to the trustee at least 45 days prior to the date fixed for redemption:

     - a written notice stating that the notes are to be redeemed, specifying the redemption date and other pertinent information; and

     - an opinion of independent legal counsel to the effect that, as a result of a tax event, we have or will become obligated to pay any additional amounts in respect of the notes.

     We will give you at least 30 days', but not more than 60 days', notice before any redemption of your notes. On the redemption date, we will pay you 100% of the principal amount of your note, plus any accrued and unpaid interest, including any additional amounts, to the redemption date.

PRESCRIPTION

     Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of a note will be able to seek any payment to which that holder may be entitled to collect only from us.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository (the "Depository Participants"). Investors may elect to hold interests in the global securities through either the

Depository (in the United States), or Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants of those systems, or, indirectly, through organizations that are participants in those systems.

     Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and The Chase Manhattan Bank acts as U.S. depositary for Euroclear (the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

     Distributions with respect to notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The

Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Secondary market trading between Depository Participants will occur in the ordinary way in accordance with the Depository's rules. Secondary market trading between Clearstream Luxembourg Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within the Depository in accordance with the Depository's rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depository, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Depository Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Depository Participant will be received with value on the business day of settlement in the Depository but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository. In the event that the notes are no longer held through the book-entry facilities of the Depository or a successor to the Depository, Textron Financial, so long as notes are listed on the Luxembourg Stock Exchange, will maintain an agent in Luxembourg for making payments on, and transfers of, notes.

     Although the Depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary which describes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. These statements address only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. They do not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction, or other integrated transaction, traders in securities that elect to mark to market, or holders liable for alternative minimum tax. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes should consult its tax advisors. Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdictions, to their particular situations.

     For purposes of this summary, a "United States Holder" is a holder of notes who, for U.S. federal income tax purposes, is:

     - a citizen or resident alien individual of the United States;

     - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations are adopted that provide otherwise;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust (i) if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. Holder.

     A "Non-United States Holder" is a holder of notes that is not a United States Holder.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     PAYMENTS OF INTEREST. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's regular method of accounting for federal income tax purposes. If the notes are purchased at a discount or premium, the tax treatment of the interest may differ. Holders should contact their tax advisors regarding the tax consequences of any discount or premium.

     SALES, EXCHANGE OR RETIREMENT. Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to the holder (decreased by the amount of payments on the note, if any, other than interest). The amount realized excludes any amounts attributable to interest accrued between interest payment dates which will be includible in income as interest in accordance with the United States Holder's method of accounting if not previously included in income. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, or retirement the note has been held for more than one year.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

          A. Payments of principal, premium (if any), and interest on the notes by us or our paying agent to any Non-United States Holder will be exempt from United States federal income tax provided that (i) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, or (iii) the holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

          Otherwise, a Non-United States Holder will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See "-- Tax Consequences to United States Holders" above. In lieu of the certificate described in the paragraph below, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

          B. Non-United States Holders of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the notes, unless the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

          C. Notes held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax; provided that, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

     Generally, payments of principal, premium (if any), and interest on the notes will not be subject to United States federal withholding taxes if the Non-United States Holder of a note certifies on Internal Revenue Service ("IRS") Form W-8BEN under penalties of perjury that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN from the holder and furnishes the withholding agent with a copy of those forms. With respect to notes held by a foreign partnership or trust, unless a foreign partnership or trust has entered into a withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a note, the foreign partnership or trust will generally be required, in addition to providing an intermediary IRS Form W-8IMY, to attach an appropriate certification by each partner or beneficiary, as the case may be. Prospective investors, including foreign partnerships or trusts and their partners or beneficiaries, as the case may be, should consult their tax advisers regarding possible additional reporting requirements.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     Information reporting and backup withholding will not apply to payments made on a note if the certifications described above are received, provided that we or our paying agent, as the case may be, do not have actual knowledge that the payee is a United States person.

     Under current Treasury regulations, payments on the sale, exchange, or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a foreign branch of a United States person, (iii) a controlled foreign corporation for United States federal income tax purposes, (iv) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, (v) a foreign partnership if, at any time during its tax year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership or if the partnership is engaged in a trade or business in the United States, or (vi) a United States branch of a foreign bank or insurance company, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS. In addition to providing the necessary information, the holder must file a United States income tax return in order to obtain a refund of the excess withholding.

     Non-United States Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from those rules, and the procedure for obtaining an exemption, if available.

                                  UNDERWRITING

     We intend to offer the notes through the underwriters. Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in
an underwriting agreement dated           , 2002 between us and the
underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                    ---------
Deutsche Bank Securities Inc. ..............................  $
J.P. Morgan Securities Inc. ................................
Banc of America Securities LLC .............................
Fleet Securities, Inc. .....................................
HSBC Securities (USA) Inc. .................................
SG Cowen Securities Corporation ............................
                                                              ------------
Total.......................................................  $
                                                              ============

     The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a concession not in excess of
     % of the principal amount of the notes. The underwriters may allow, and the
dealers may reallow, a discount not in excess of      % of the principal amount
of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The expenses of the offering, not including the underwriting discount, are
estimated to be $     and are payable by us.

     The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Although application has been made to list the notes on the Luxembourg Stock Exchange, we cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

     Each underwriter severally represents and agrees that (1) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances which section 21(1) of the FSMA does not apply to Textron Financial; and (3) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement and the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     J.P. Morgan Securities Inc. ("JPMorgan") will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

     Edwards & Angell, LLP will pass upon the validity of the notes for us. Sidley Austin Brown & Wood LLP will pass upon the validity of the notes for the underwriters.

                                    EXPERTS

     The consolidated financial statements of Textron Financial appearing in Textron Financial's Annual Report on Form 10-K for the year ended December 29, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

                              GENERAL INFORMATION

LISTING

     Application will be made to list the notes on the Luxembourg Stock Exchange. Our Restated Certificate of Incorporation and the legal notice relating to the issue of the notes will be deposited prior to the listing with the Registrar of the District Court in Luxembourg (GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG), where such documents are available for inspection and where copies may be obtained on request, free of charge. As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, an agent for making payments on the notes will be maintained in Luxembourg.

MANAGEMENT OF TEXTRON FINANCIAL CORPORATION

     Our corporate headquarters are located at 40 Westminster Street, Providence, Rhode Island, 02940, USA. The following people comprise the management of Textron Financial Corporation: Stephen A. Giliotti, Chairman and Chief Executive Officer; Buell J. Carter, Jr., President and Chief Operating Officer; Thomas J. Cullen, Executive Vice President and Chief Financial Officer;
O. Lewis Humphrey, Executive Vice President and Chief Credit Officer; Elizabeth
C. Perkins, Executive Vice President, General Counsel and Secretary; David A. Raspallo, Executive Vice President and Chief Information Officer; Robert M. Powers, Executive Vice President, Human Resources; John W. Mayers, Jr., Executive Vice President, Operations/Six Sigma; Steven B. Jaffee, Executive Vice President, Mergers and Acquisitions; Jerry W. Britton, President, Distribution Finance Group; Richard H. Mitterling, President, Resort Finance Group; Peter N. James, President, Captive Finance Group; and John F. Carey, President, Services Group and Chief Marketing Officer.

CONSENTS

     We have obtained all material consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our Board of Directors passed on October 16, 2001 and January 2, 2002.

INCORPORATION BY REFERENCE

     The information indicated under the section "Where You Can Find More Information" in the accompanying prospectus, which includes the audited consolidated financial statements of Textron Financial Corporation as of, and for the fiscal years ended, December 29, 2001 and December 30, 2000, and unaudited consolidated financial statements as of, and for the nine months ended September 30, 2002, is incorporated by reference into this prospectus supplement and is available, free of charge, at the specified office of the Luxembourg listing agent as set forth below under "-- Documents."

DOCUMENTS

     Interested persons may inspect copies of the following documents, as well as any other agreement referenced in this prospectus supplement, at the specified office of the listing agent in Luxembourg:

     - our Restated Certificate of Incorporation;

     - the underwriting agreement relating to the notes; and

     - the indenture.

     In addition to information available as indicated under the section "Where You Can Find More Information" in the accompanying prospectus, copies of our most recent consolidated financial statements for the preceding financial year, and any interim quarterly financial statements published, will be available, free of charge, at the specified office of the listing agent in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. Textron Financial publishes only consolidated financial statements.

     The listing agent in Luxembourg will act as intermediary between Textron Financial, the noteholders and the Luxembourg Stock Exchange.

     Other than as described in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference), there has been no material adverse change in our financial position since December 29, 2001.

CLEARING SYSTEMS

     The notes have been accepted for clearance through the facilities of The Depository Trust Company, Clearstream, Luxembourg and Euroclear. Relevant trading information is set forth below.

        ISIN             COMMON CODE           CUSIP
        ----             -----------           -----

NOTICES

     All notices will be deemed to have been given upon (i) the mailing by first class mail, postage prepaid, of the notices to holders of the notes at their registered addresses as recorded in the register; and (ii) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of the notice to the holders of the notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT) or, if that publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, that is published each business day in morning editions, whether or not published in Saturday, Sunday or holiday editions.

     We will provide notice of any redemption of notes by us as a result of a tax event no less than 30 days and no more than 60 days prior to such redemption.

LITIGATION

     A number of legal proceedings and claims are pending or have been asserted against us, some of which may be covered by third parties, including insurance companies. We believe that the final outcome of such proceedings and claims will not have a material adverse effect on our earnings, cash flow or financial position.

GOVERNING LAW AND JURISDICTION

     The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

     Any New York State or United States federal court sitting in The City of New York or in the Borough of Manhattan shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with the notes.

PROSPECTUS

                                TFC TEXTRON LOGO

                         TEXTRON FINANCIAL CORPORATION

                                 $3,000,000,000

                DEBT SECURITIES OF TEXTRON FINANCIAL CORPORATION

                     TEXTRON FINANCIAL CANADA FUNDING CORP.

                                 $2,600,000,000

      GUARANTEED DEBT SECURITIES OF TEXTRON FINANCIAL CANADA FUNDING CORP.

                           -------------------------

   WE WILL PROVIDE SPECIFIED TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.
YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This prospectus is dated November 30, 2001.

                               TABLE OF CONTENTS

                                      PAGE                                       PAGE

About this Prospectus...............    1   Description of Debt Securities......    4

Textron Financial Corporation.......    1   Plan of Distribution................   17

Textron Financial Canada Funding            Where You Can Find More
  Corp..............................    2     Information.......................   18

Use of Proceeds.....................    3   Legal Opinions......................   19

Ratio of Earnings to Fixed                  Experts.............................   19
  Charges...........................    3


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a joint registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the debt securities of Textron Financial Corporation (the "TFC debt securities") and the debt securities of Textron Financial Canada Funding Corp. (the "guaranteed debt securities") fully and unconditionally guaranteed by Textron Financial Corporation (the "TFC guarantee") as described in this prospectus. Textron Financial Corporation may issue up to $3,000,000,000 of debt securities under this prospectus and Textron Financial Canada Funding Corp. may issue up to $2,600,000,000 of guaranteed debt securities under this prospectus. Any debt securities issued by Textron Financial Corporation in excess of $400,000,000 will reduce the amount available to be issued in the future by Textron Financial Canada Funding Corp. Any guaranteed debt securities issued by Textron Financial Canada Funding Corp. will reduce the amount available to be issued in the future by Textron Financial Corporation. Unless the context otherwise requires, we will refer to the TFC debt securities to be issued by Textron Financial and the guaranteed debt securities to be issued by Textron Canada Funding as the "securities" or the "debt securities".

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered. Each prospectus supplement may also add to, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

     In this prospectus, unless the context otherwise requires, we will use the terms "we", "our", "ourselves" and "us" to mean Textron Financial Corporation and Textron Financial Canada Funding Corp. We will refer to Textron Financial Corporation as "Textron Financial" and Textron Financial Canada Funding Corp. as "Textron Canada Funding". In addition, we will use the term "issuer" when referring to the particular company that issues a particular debt security or series of debt securities.

                         TEXTRON FINANCIAL CORPORATION

     Textron Financial was incorporated in the State of Delaware in 1962. Its executive office is at 40 Westminster Street, Providence, Rhode Island and its telephone number is 401-621-4200.

     Textron Financial is a diversified commercial finance company with operations in four core segments:

     - Small Business segment, focusing on aircraft financing, small-ticket equipment financing, factoring and SBA lending;

     - Middle Markets segment, specializing in dealer floorplan financing, asset-based lending and franchise finance;

     - Specialty Finance segment, providing golf course finance, media finance and receivable financing for developers of vacation interval resorts and recreational and residential land lots; and

     - Structured Capital segment, managing a portfolio of leveraged lease transactions, originating factoring arrangements and working capital loans for the telecommunica-
     tion industry and other utilities, and participating in investment grade, or near investment grade, secured credit facilities.

     Textron Financial's other services include transaction syndication, equipment management, disposition and appraisal, portfolio servicing and insurance brokerage. Textron Financial has subsidiary companies operating under the names of Cessna Finance, Asset Control, Litchfield Financial, RFC Capital, Systran Financial Services, TBS Business Services, TBS Insurance Agency, and Textron Business Credit.

     Textron Financial is a subsidiary of Textron Inc., a company with revenues of approximately $13 billion per year and global, multi-industry market-leading businesses in the aircraft, automotive, fastening systems, industrial products and finance industries. Textron Inc. has a workforce of approximately 68,000 employees and major manufacturing facilities in 30 countries. Textron is recognized around the world for brands like Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO, and Greenlee.

     Textron Financial entered into a Support Agreement dated as of May 25, 1994 with Textron Inc. The Support Agreement requires Textron Inc. to pay Textron Financial, quarterly, an amount sufficient to provide that pre-tax earnings, before extraordinary items and fixed charges, will not be less than 125% of Textron Financial's fixed charges. Fixed charges for purposes of the Support Agreement include interest on indebtedness and amortization of debt discount. Textron Inc. was not required to make any payments under the Support Agreement for the nine months ended September 30, 2001, or for the years ended 2000, 1999, 1998, 1997, and 1996, when Textron Financial's fixed charge coverage ratios were 162%, 158%, 163%, 173%, 171% and 165%, respectively. In addition, Textron Inc. has agreed to maintain Textron Financial's consolidated shareholders' equity at an amount not less than $200 million. Under the terms of the Support Agreement, Textron Financial has agreed with Textron Inc. that one hundred percent (100%) of Textron Financial's issued and outstanding common stock will be owned by Textron Inc. or a corporation controlled by, controlling, or under common control with, Textron Inc. The Support Agreement is not a guarantee by Textron Inc. of the payment of interest or principal of any obligation, indebtedness or liability by Textron Financial, including the debt securities offered hereby, to any person. However, the Support Agreement does contain provisions protecting Textron Financial's investors from the termination of the Support Agreement and entitling them to enforce its provisions against Textron Inc. As a result, if Textron Inc. does not comply with its obligations under the Support Agreement, holders of TFC debt securities and holders of guaranteed debt securities could bring an action against Textron Inc. to compel Textron Inc. to comply with its obligations.

                     TEXTRON FINANCIAL CANADA FUNDING CORP.

     Textron Canada Funding is one of Textron Financial's wholly-owned subsidiaries, incorporated under the laws of the Province of Nova Scotia, as an unlimited liability company, solely for the purpose of raising capital to meet Textron Financial's financing needs and those of Textron Financial's subsidiaries. Textron Canada Funding's registered office is located at Suite 800, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia, Canada B3J 2X2. Its principal executive offices are located at 40 Westminster Street, Providence, Rhode Island, and its telephone number is 401-621-4200.

     Pursuant to rules promulgated by the SEC, we are not required to include separate financial statements of Textron Canada Funding in this prospectus because:

- all of the voting rights of Textron Canada Funding are owned by Textron Financial, which files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934;

- Textron Canada Funding does not have operations, revenues or cash flows other than those related to the issuance, administration and repayment of the guaranteed debt securities and any other securities guaranteed by Textron Financial; and

- Textron Financial fully and unconditionally guarantees the payment of Textron Canada Funding's guaranteed debt securities.

                                USE OF PROCEEDS

     Textron Financial and Textron Canada Funding will use the net proceeds from the sale of the debt securities that they offer for sale by this prospectus for the purposes that they specify in the prospectus supplement for those debt securities. Those purposes may include in the case of Textron Financial repayment of debt, origination of loan and lease financings, acquisition of finance portfolios and businesses and other general corporate purposes. Unless otherwise indicated in the applicable prospectus supplement, Textron Canada Funding will lend the net proceeds from the sale of its notes to Textron Financial or Textron Financial's other subsidiaries to be used for similar purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Textron Financial's ratio of earnings to fixed charges for each of the periods indicated was as follows:

NINE MONTHS ENDED
  SEPTEMBER 30,                  YEARS ENDED
      2001          2000    1999    1998    1997    1996
-----------------   -----   -----   -----   -----   -----
      1.62x         1.58x   1.63x   1.72x   1.70x   1.65x

For these ratios, Textron Financial calculated earnings by adding the following:

     - pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from investments that Textron Financial accounts for using the equity method of accounting;

     - fixed charges;

     - amortization of previously capitalized interest;

     - distributed income of investments that Textron Financial accounts for using the equity method of accounting; and

     - Textron Financial's share of pre-tax losses of investments that Textron Financial accounts for using the equity method of accounting and then subtracting:

          -- capitalized interest and

          -- minority interests in pre-tax income of subsidiaries that have not incurred fixed charges.

For this purpose, Textron Financial calculated fixed charges by adding the following:

     - interest expensed and capitalized;

     - amortized premiums, discounts and capitalized expenses relating to indebtedness;

     - an estimate of interest included in rental expense; and

     - preferred stock dividend requirements, if any, of consolidated subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     Textron Financial will issue the TFC debt securities under an indenture with SunTrust Bank, as trustee. Textron Canada will issue the guaranteed debt securities under an indenture with Textron Financial, as guarantor, and SunTrust Bank, as trustee.

     We have summarized below provisions of the indentures and the Trust Indenture Act of 1939. The summary does not contain all of the provisions that you may want to consider as an investor in the debt securities. You may wish to review the indentures. We have filed a copy of each indenture with the SEC.

GENERAL

     Neither of the indentures limits the amount of debt securities that the applicable issuer may issue under it. In addition, the indentures do not limit the amount of any other debt that the applicable issuer may issue under other financing documents.

     Each issuer is allowed under its indenture to issue debt securities in one or more series. We will include in the prospectus supplement for a series of debt securities being offered specific terms of the debt securities. These terms will include some or all of the following:

     - the title of the debt securities and whether the debt securities will be debt securities of Textron Financial or guaranteed debt securities of Textron Canada Funding;

     - the total principal amount and the permitted denominations of the debt securities;

     - the currency or currencies in which the principal of and any interest on the debt securities will be payable;

     - the date on which the debt securities will be payable;

     - the interest rate, if any, for the debt securities or the method that will be used to determine the interest rate;

     - the places where principal and any interest will be payable;

     - any mandatory or optional repayment or redemption provisions; and

     - any other terms of the debt securities.

     Each issuer is allowed under its indenture to issue debt securities of a single series at various times, with different maturity dates and redemption and repayment provisions, if any, and different interest rates. We will specify in the prospectus supplement the persons to whom and the manner in which any interest will be payable.

     The TFC debt securities and the guaranteed debt securities will be unsecured, unsubordinated indebtedness of the applicable issuer. The TFC debt securities and the guaranteed debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the applicable issuer.

     We will issue the debt securities in the denominations that we set forth in the applicable prospectus supplement. The trustee will register the debt securities in the names of the holders of the debt securities. Each issuer will maintain an office or agency where holders of the debt securities may present the debt securities for payment, transfer or exchange. We will not charge any service charge for any transfer or exchange of the debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable on the debt securities.

     Each issuer may sell some of the debt securities at a substantial discount below their stated principal amount and we may provide for the payment of no interest or interest at a rate which at the time of issuance is below market rates. We will describe the U.S. federal income tax consequences and, in the case of debt securities issued in Canada, Canadian federal income tax consequences, and other special considerations applicable to any discounted debt securities in the prospectus supplement relating to the discounted debt securities.

FULL AND UNCONDITIONAL GUARANTEE OF DEBT SECURITIES OF TEXTRON CANADA FUNDING

     All guaranteed debt securities issued by Textron Canada Funding will be fully and unconditionally guaranteed under a guarantee by Textron Financial of the payment of principal of, and any premium and interest on, including any additional amounts payable by Textron Canada Funding as described under "Description of Debt Securities -- Payment of Additional Amounts with Respect to the Guaranteed Debt Securities." The guaranteed debt securities when due, whether at maturity or otherwise. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against Textron Canada Funding before they proceed directly against Textron Financial. In addition, the holders of guaranteed debt securities are entitled to enforce the provisions of the Support Agreement against Textron Inc. See "Textron Financial Corporation."

BOOK-ENTRY PROCEDURES

     We may issue the debt securities in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless we otherwise state in the applicable prospectus supplement, the depositary for debt securities issued in the United States will be The Depository Trust Company. The Depository Trust Company has informed us that its nominee will be Cede & Co., who will be the initial registered holder of any series of debt securities issued in the United States that are issued in book-entry form. The depositary for debt securities issued in Canada will be The Canadian Depository for Securities Limited, which will be described in the applicable prospectus supplement.

     If we use the book-entry only form, we will not issue certificates to individual holders of the debt securities, except as set forth below or in the applicable prospectus supplement. The Depository Trust Company and its participating organizations will only show beneficial interests in book-entry securities on and transfers of book-entry securities through the records that it and its participating organizations maintain. In addition, if holders of debt securities issued in book-entry form want to take any action, they must instruct the participating organization through which they hold the debt securities. The participating organization then must instruct The Depository Trust Company or Cede & Co., as the registered holder of the debt securities, to take action.

     The Depository Trust Company has provided us with the following information. The Depository Trust Company is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company holds securities that its participating organizations, or direct participants, deposit with it. The Depository Trust Company also facilitates the clearance and settlement of securities transactions among direct participants through electronic book-entries. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations, including banks, brokers, dealers and trust companies that work with a direct participant also use The Depository Trust Company's book-entry system. The rules that apply to The Depository Trust Company and its participants are on file with the SEC.

     If anyone wishes to purchase, sell or otherwise transfer debt securities issued in book-entry form, they must do it through a direct or indirect participant. Holders will not be recognized as registered holders of the debt securities and, thus, will be permitted to exercise their rights only indirectly through and subject to the procedures of participants and, if applicable, indirect participants.

     The absence of physical certificates may limit the ability of a holder to pledge debt securities issued in book-entry form to persons or entities that do not participate in The Depository Trust Company system, or to otherwise act with respect to the debt securities.

     The Depository Trust Company has advised us that it will only take an action that the indenture permits a registered holder of any debt securities to take if a participant directs it to do so.

     Debt securities represented by a book-entry security will be exchangeable for debt securities in definitive form with the same terms only if:

     - The Depository Trust Company notifies the applicable issuer that it is unwilling or unable to continue as depositary or The Depository Trust Company ceases to be a clearing agency registered under applicable law and the applicable issuer does not appoint a new depositary within 90 days;

     - The applicable issuer determines that the book-entry security is now exchangeable for debt securities in definitive form; or

     - an event of default has occurred and is continuing with respect to the debt securities.

If any of these events occur, The Depository Trust Company will generally notify all direct participants of the availability of definitive debt securities.

     Except as we describe in this section, a book-entry security may not be transferred except as a whole by The Depository Trust Company to its nominee or by its nominee to The Depository Trust Company or another of its nominees or to a successor depositary appointed by us.

CERTAIN COVENANTS

     The applicable issuer must comply with the covenants which are contained in the indentures described below. However, the covenants may not ensure that the holders of debt securities will receive payments of principal and interest on the debt securities when due in the event of a highly leveraged or similar transaction involving the applicable issuer. These types of transactions would include a leveraged buyout or a change of control of the applicable issuer. Also, the covenants will not limit the amount of debt the applicable issuer may incur or the amount of dividends it may pay to its shareholder.

     Except as noted below, the covenants contained in each indenture are identical in all material respects.

LIMITATIONS ON LIENS

     Textron Financial under its indenture and Textron Financial as guarantor under the indenture applicable to the guaranteed debt securities will agree not to, directly or indirectly, and will not allow any Subsidiary of it to, create, assume or incur any Lien on any of its properties and assets or any Subsidiary unless it grants to the holders of its outstanding debt securities or the beneficiaries of Textron Financial's guarantee, as applicable, a Lien on the same property or assets that is equal in seniority to the Lien. However, Textron Financial will not be required to grant a Lien as security to the holders of its outstanding debt securities or the beneficiaries of Textron Financial's guarantee if it or any of its Subsidiaries merely:

     - leases property to others in the ordinary course of business, or leases or subleases property that is not necessary in the operation of its business;

     - creates, assumes or incurs any Lien if (1) the Lien secures indebtedness for borrowed money which was used to finance the acquisition of the property that is subject to the Lien and (2) the Lien is created at the same time as Textron Financial or its Subsidiary acquired the property or within 90 days after the acquisition;

     - assumes:

        -- any Lien existing on any asset of any Person at the time the Person becomes a Subsidiary that is not created in contemplation of the event;

        -- any Lien on any asset of any Person existing at the time the Person merges or consolidates with or into Textron Financial or a Subsidiary that is not created in contemplation of the merger or consolidation; and

        -- any Lien existing on any asset prior to the time Textron Financial or a Subsidiary acquires the asset if the Lien is not created in contemplation of the acquisition;

     - makes any deposit with or gives any form of security to any governmental agency or similar body in order to enable Textron Financial or any of its Subsidiaries to:

        -- maintain self-insurance;

        -- participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions, or other social security;

        -- share in any privileges or other benefits available to corporations participating in any arrangement described above; or

        -- for any other purpose at any time required by law or regulation in order to transact business or exercise any privilege or license;

     - deposits assets of Textron Financial or any of its Subsidiaries with any surety company or clerk of any court, or in escrow, as collateral in connection with any bond on appeal by Textron Financial or any of its Subsidiaries from any judgment or decree against it, or in connection with any other judicial proceedings by or against Textron Financial or any of its Subsidiaries;

     - incurs upon any of Textron Financial's property or assets:

        -- Liens for taxes or other governmental charges which are not yet due or are payable without penalty or which Textron Financial or any of its Subsidiaries is contesting in good faith and for which Textron Financial or its Subsidiary has set aside adequate reserves on its books or its Subsidiary's books, as long as foreclosure or similar proceedings have not been started;

        -- the Liens of any judgment, if the judgment has not remained undischarged, or unstayed on appeal or otherwise, for more than six months;

        -- undetermined Liens or charges incident to construction;

        -- materialmen's, mechanics', workmen's, repairmen's or other similar
           Liens arising in the ordinary course of business in respect of obligations which are not yet due or which Textron Financial or such Subsidiary is contesting in good faith, or deposits to obtain the release of these Liens; or

        -- any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title, which do not materially impair Textron Financial's or any of its Subsidiaries' use of the property or decrease the value of the property for the purpose of Textron Financial's or any Subsidiary's business;

     - creates other Liens arising in the ordinary course of Textron Financial's business which:

        -- do not secure Debt;

        -- do not secure any obligation in an amount exceeding $5,000,000; and

        -- do not in the aggregate materially detract from the value of Textron
           Financial's property or assets or materially impair the use in the operation of its business;

     - creates Liens not otherwise permitted securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Textron Financial's Consolidated Net Tangible Assets;

     - creates in favor of any lender or holder of commercial paper of Textron Financial or any of its Subsidiaries in the ordinary course of business a banker's lien or right to offset amounts deposited with the lender or holder of commercial paper;

     - creates or assumes Liens securing debt that a Subsidiary owes to Textron Financial or another Subsidiary;

     - creates, assumes or incurs any Lien upon any of Textron Financial's properties or assets in connection with the sale, transfer or other disposition of the properties or assets:

        -- in connection with a securitization or other asset-based financing;

        -- to a real estate investment trust or similar entity; or

        -- in connection with any transaction similar to the transactions referred to in the immediately preceding clauses;

       provided, however, that any sale, transfer or disposition must be for valid consideration and must not benefit directly or indirectly any holder of any outstanding obligation or indebtedness of Textron Financial or any of its subsidiaries more than any other holder if that outstanding obligation or indebtedness did not previously benefit from a Lien; and

     - causes or allows any extension, renewal or replacement of any Lien referred to above, as long as:

        -- Textron Financial or any of its Subsidiaries does not increase the principal amount of the obligations and indebtedness secured by the Lien, except that:

             - the amount of obligations or indebtedness secured by extensions, renewals or replacements of Liens on property acquired as a result of defaults on receivables may exceed the principal amount prior to the extension, renewal or replacement; and

             - the amount of obligations secured by extensions, renewals or replacements of Liens on property may exceed the amount of the obligations prior to the extension, renewal or replacement if the value of the property has increased and the loan to value ratio of the refinanced obligations does not exceed the loan to value ratio of the obligations relating to the original Lien; and

        -- the extension, renewal or replacement of any Lien is limited to that portion of the property which secured the Lien that is extended, renewed or replaced plus improvements on the property.

CERTAIN DEFINITIONS

     "CONSOLIDATED NET TANGIBLE ASSETS" means, as of any particular time, the aggregate amount of assets after deducting (a) all current liabilities, excluding any liability that by its terms is extendable or renewable at the option of the obligor to a time more than 12 months after the time the amount thereof is computed, and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames and other like intangibles, all as shown in Textron Financial's and its subsidiaries' most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.

     "DEBT" of any Person means at any date, without duplication:

     - all obligations of the Person for borrowed money;

     - all obligations of the Person evidenced by bonds, debentures, notes or other similar instruments;

     - all obligations of the Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

     - all obligations of the Person as lessee which the Person capitalizes in accordance with generally accepted accounting principles;

     - all Debt of others secured by a Lien on any asset of the Person, whether or not the Debt is assumed by the Person; and

     - all Debt of others that the Person guarantees.

     However, "Debt" of Textron Financial or a Subsidiary will not include Non-recourse Debt.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind on the asset. However, "Lien" does not mean security interests under Article 9 of the Uniform Commercial Code, or any successor provision, or under the Personal Property Security Act (Ontario) and its equivalent in other provinces, or any successor to such legislation on sales of accounts or chattel paper. For the purposes of the debt securities, Textron Financial or any Subsidiary will be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to the asset.

     "NON-RECOURSE DEBT" of Textron Financial or a Subsidiary means any obligations for borrowed money of Textron Financial or a Subsidiary that (1) are secured by specific assets, (2) are not reflected in the balance sheet of Textron Financial or a Subsidiary in accordance with generally accepted accounting principles and (3) are issued under instruments which limit the recourse against the obligor to the specific assets. In the case of all Non-recourse Debt incurred after the date of the applicable indenture, if under applicable law, a holder of the obligation could ever become entitled to recourse against the obligor under applicable bankruptcy law, the instrument must also contain a provision that:

     - the holder's recourse claim in respect of the obligation will be subordinate and junior to all Debt evidenced by the debt securities of any series; and

     - the holder of the obligation cannot receive any payment in respect of any obligation, other than the proceeds of the specific assets that secure the obligation, until Textron Financial has paid all applicable debt securities of any series in full or have provided funds for their payment.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "SUBSIDIARY" means at any date any entity in which Textron Financial, directly or indirectly, owns or controls securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

MERGER AND CONSOLIDATION

     Either of the issuers or the guarantor may consolidate or merge with or into any other Person and may transfer or lease all or substantially all of its property to any Person only if:

     - the Person formed by or resulting from the consolidation or merger, or which will receive the property, enters into a supplemental indenture in which it

       -- in the case of an issuer, assumes the due and punctual payment of the principal, premium, and interest on the debt securities of the applicable issuer; and

       -- in the case of an issuer and the guarantor, agrees to perform and observe each agreement or covenant under the debt securities and the indenture of the applicable issuer and the guarantor; and

     - immediately after giving effect to the consolidation, merger, transfer or lease of property discussed above, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and is continuing.

Any transfer described above, other than a lease, will concurrently release the applicable issuer or guarantor from further obligations under the applicable debt securities and the applicable indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The following will be "Events of Default" for any series of debt securities of an issuer:

     - the failure of the issuer to pay any interest or any additional amounts on any debt securities of that series when due, and which remains unpaid for a period of 30 days;

     - the failure of the issuer to pay the principal or any premium on any debt securities of that series when due;

     - the failure of the issuer or, in the case of debt securities issued by Textron Canada, Textron Financial as guarantor to perform, or the breach by the issuer of, or in the case of debt securities issued by Textron Canada, Textron Financial as guarantor of, any covenant or warranty contained in that series of debt securities or the applicable indenture relating to that series which remains unremedied 90 days after the holders of at least 25% in aggregate principal amount of such series then outstanding provide written notice of the failure or breach to the applicable issuer;

     - if any event of default under any mortgage, indenture or instrument occurs and results in debt of the applicable issuer or, in the case of debt securities issued by Textron Canada, the guarantor in excess of $50,000,000 becoming or being declared due prior to the date on which it would otherwise become due, and the acceleration is not annulled, or the debt is not discharged, within 30 days after the holders of at least 25% in aggregate principal amount of such series of debt securities then outstanding provide written notice of the event of default to the applicable issuer or, if applicable, the guarantor, as the case may be;

     - if the Support Agreement ceases to be in full force and effect for any reason or is amended or modified in any manner unless

       -- prior to its termination or amendment, Standard & Poor's Corporation, Moody's Investor Service and any other nationally recognized statistical rating organization then rating securities of the applicable issuer, confirm they will not downgrade or place on what is commonly referred to as a "watch list" for possible downgrading, any of the securities of the applicable issuer or, in the case of debt securities issued by Textron Canada, of the guarantor, as a result of the termination or amendment of the Support Agreement; or

       -- if the termination or amendment is as a result of another Person's assumption of the debt securities or, in the case of debt securities issued by Textron Canada, the TFC guarantee under the provisions described in "Merger and Consolidation" above, the senior debt securities of the Person assuming the debt securities or, in the case of debt securities issued by Textron Canada, the TFC guarantee are rated by Standard & Poor's Corporation or Moody's Investor Service immediately following the assumption at a rating equal to or greater than the rating assigned to securities of the applicable issuer or the guarantor by each rating agency;

     - Textron Inc., Textron Financial, Textron Canada Funding (but only if Textron Canada Funding is the issuer of the debt securities) or any "significant subsidiary," as defined in Section 1.02(w) of Regulation S-X of the Securities Act, or any successor provision thereto, of Textron Financial or, if Textron Canada Funding is the issuer, of Textron Canada
       Funding:

        -- commences or consents to a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or similar law or seeking the appointment of a trustee or other similar official in respect of it or any substantial part of its property;

        -- makes a general assignment for the benefit of creditors;

        -- fails generally or admits its inability to pay its debts as they become due; or

        -- takes any corporate action to authorize any of the foregoing;

     - an involuntary case or other proceeding (1) is commenced against Textron Inc., Textron Financial, Textron Canada Funding (but only if Textron Canada Funding is the issuer of the debt securities) or any significant subsidiary of Textron Financial or, if Textron Canada Funding is the issuer, of Textron Canada Funding seeking liquidation or other relief with respect to its debts under any bankruptcy or other similar law or seeking the appointment of a trustee or other similar official and (2) is not dismissed or stayed within 60 days; or

     - an order for relief is entered against Textron Inc., Textron Financial, Textron Canada Funding (but only if Textron Canada Funding is the issuer of the debt securities) or any significant subsidiary of Textron Financial or, if Textron Canada Funding is the issuer of Textron Canada Funding under the Federal bankruptcy laws or, in the case of Textron Canada Funding, under Canadian Federal bankruptcy laws.

     In case an Event of Default other than one described in the last three bullet-points above occurs and is continuing with respect to a particular series of debt securities, then the holders of at least 25% in aggregate principal amount of that particular series of debt securities then outstanding may declare the principal of all outstanding debt securities of that particular series to be immediately due and payable. If an Event of Default described in the last three bullet-points occurs and is continuing with respect to a particular series of debt securities, the principal of all outstanding debt securities of that particular series will automatically become due and payable. Upon any acceleration, any premium and interest on the debt securities so accelerated will also become immediately due and payable. At any time after an acceleration but before the holders of debt securities obtain a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities may rescind and annul the acceleration and its consequences, provided all required payments, other than as a result of the acceleration, shall have been made and all Events of Default are cured or waived.

     The holders of a majority in aggregate principal amount of any series of outstanding debt securities may waive, on behalf of all of the holders of that series, any Event of

Default and its consequences or past defaults, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, debt securities of that particular series or a default under a covenant or agreement that cannot be modified without the consent of the holder of each debt security that is affected.

     If a default or an Event of Default occurs and continues for any series of debt securities, the holders of at least a majority in aggregate principal amount then outstanding for any series of debt securities may direct the time, method and place of conducting any proceeding or remedy available to the trustee, or exercising any power given to the trustee under the applicable indenture for that series of debt securities.

     The trustee does not have to exercise any of its rights or powers under the applicable indenture at the direction of any holders of debt securities unless the holders offer the trustee reasonable security or indemnity against expenses and liabilities.

     We must file with the trustee, annually, a written statement regarding the presence or absence of certain defaults.

DEFEASANCE

DEFEASANCE AND DISCHARGE

     Each indenture provides that the issuer and, if applicable, the guarantor, will be discharged from all of its non-administrative obligations in respect of the debt securities of any series if the issuer deposits with the trustee, in trust, money and/or U.S. government obligations, or in the event of debt securities denominated in Canadian dollars, Canadian government obligations, which will provide enough money to pay the principal and interest on the debt securities of the series on the stated due dates of these payments in accordance with the terms of the applicable indenture and the debt securities of that series.

     An issuer may establish this trust only if, among other things, it delivers to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

DEFEASANCE OF LIMITATIONS ON LIENS COVENANT AND RELATED EVENTS OF DEFAULT

     Each indenture provides that the issuer and, if applicable, the guarantor, may be released from its obligation to comply with the restrictive covenant regarding limitations on Liens and it would no longer trigger Events of Default under the applicable indenture and the applicable debt securities of a series with respect to this covenant, if the issuer deposits with the trustee, in trust, money and/or U.S. government obligations, or in the event of debt securities denominated in Canadian dollars, Canadian government obligations, which, through the payment of interest and principal thereon, will provide enough money to pay the principal and interest on the debt securities of that series on the stated due dates of these payments in accordance with the terms of the applicable indenture and the debt securities of that series. The obligations of each of the issuers and, if applicable, the guarantor, under the respective indentures and the debt securities of that series and other Events of Default would remain in full force and effect.

     An issuer may establish this trust only if, among other things, it delivers to the trustee an opinion of counsel stating that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance of the covenant and Events of Default described above and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance had not occurred.

     If an issuer exercises the option described in this section and the debt securities of the series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. government obligations, or in the event of debt securities denominated in Canadian dollars, Canadian government obligations, on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default.

CHANGES TO EACH INDENTURE

     Under each indenture, the applicable issuer may modify its rights and obligations and the rights of the holders of its debt securities with the consent of the holders of at least a majority of the principal amount of the outstanding debt securities of all series issued under the applicable indenture affected by the modification. However, an issuer is required to get the consent of the holder of each debt security affected to make the following modifications of the debt securities:

     - an extension of the fixed maturity of any debt security;

     - a reduction of the principal amount payable on any debt security;

     - a reduction in the rate of interest, or change in the calculation of interest, payable on any debt security;

     - a change in any obligation to pay any additional amounts or reduce any additional amounts payable on any debt security;

     - a change in currency in which payments are made;

     - an extension of the time of payment of interest;

     - a modification that affects adversely any right of a holder of a debt security to repayment;

     - a reduction in the principal amount of an original issue discount debt security due and payable upon acceleration of the maturity;

     - a reduction in the portion of the principal amount of a debt security payable in bankruptcy;

     - a reduction in amounts payable upon redemption;

     - a reduction in the rate of interest payable on overdue amounts;

     - a modification that impairs the right of any holder of any debt security to institute suit for the enforcement of any required payment on the debt security on or after the fixed maturity of the debt security;

     - a reduction in the percentage of holders of the outstanding debt securities of each series required to consent to any modification discussed above; and

     - a modification of the terms and conditions of the guarantee by Textron Financial of the due and punctual payment of principal, premium or interest on the guaranteed securities in a manner adverse to holders of the applicable series of debt securities.

     Under each indenture, the applicable issuer can make modifications to the indenture with the consent of the trustee but without the consent of any holders of debt securities to evidence the merger of the issuer or guarantor or the replacement of the trustee and for other purposes set forth in the indentures.

PAYMENT OF ADDITIONAL AMOUNTS WITH RESPECT TO THE GUARANTEED DEBT SECURITIES

     Unless Textron Canada Funding provides otherwise in the applicable prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities issued by Textron Canada Funding outside Canada will be paid by Textron Canada Funding without deduction or withholding for any present or future taxes, duties, levies or other governmental charges of whatever nature in effect on the date of the original issuance of the guaranteed debt security or imposed or established in the future by or on behalf of the Government of Canada or of any province or territory of or in Canada or by any authority or agency of or in Canada having power to tax ("Taxes"). If Textron Canada Funding is so required to deduct or withhold any Taxes, Textron Canada Funding shall pay as additional interest any additional amounts necessary to make the net amount received by the affected holder equal the amount the holders would have received in the absence of the deduction or withholding. However, no "additional amounts" will be payable with respect to:

          (1) any payment to a holder who is liable for Taxes (a) by reason of that holder being a person with whom Textron Canada Funding is not dealing at arm's length for the purposes of the Income Tax Act (Canada) or (b) by reason of the existence of any present or former connection between that holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if that holder is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory of or in Canada or agency of or in Canada other than the mere holding of such guaranteed debt security,

          (2) any Tax which would not have been so imposed but for the presentation by the holder of the guaranteed debt security for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (3) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

          (4) any Tax which is payable otherwise than by withholding from payments in respect of principal of, any premium, or any interest on any guaranteed debt security;

          (5) any Tax imposed as a result of the failure to comply with (a) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with Canada or any province or territory of Canada of the holder of the guaranteed debt security, if such compliance is required by statute, or by regulation, as a precondition to relief or exemption from such Tax or (b) any other certification, information, documentation, reporting or other similar requirements under Canadian federal or provincial income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such Tax, assessment or other governmental charge;

          (6) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, any premium or any interest on any guaranteed debt security, if the payment can be made without withholding by at least one other paying agent;

          or (7) any combination of items (1), (2), (3), (4), (5), or (6).

     Furthermore, no additional amounts shall be paid with respect to any payment on any guaranteed debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of that guaranteed debt security to the extent that a beneficiary or settlor with respect to that fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of any such guaranteed debt security.

OPTIONAL TAX REDEMPTION

     Unless Textron Canada Funding provides otherwise in the applicable prospectus supplement, except in the case of guaranteed debt securities that have a variable rate of interest and that may be redeemed on any interest payment date, Textron Canada Funding may redeem each series of guaranteed debt securities at its option in whole but not in part at any time, if:

     - Textron Canada Funding would be required to pay additional amounts, as a result of any change in the tax laws of the Government of Canada or of any province or territory of or in Canada or by any authority or agency of or in Canada having power to tax that becomes effective on or after the date of issuance of that series, as explained above under "Payment of Additional Amounts with Respect to the Guaranteed Debt Securities", or

     - as a result of any change in any treaty affecting taxation to which Canada, or a jurisdiction in which a successor to Textron Canada Funding is organized, is a party that becomes effective on or after a date on which Textron Financial borrows money from Textron Canada Funding, Textron Financial would be required to deduct or withhold tax on any payment to Textron Canada Funding to enable it to make any payment of principal, premium, if any, or interest.

     Except in the case of outstanding original issue discount guaranteed debt securities, which may be redeemed at the redemption price specified by the terms of that series of guaranteed debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

     In both of these cases, however, Textron Canada Funding will not be permitted to redeem a series of guaranteed debt securities if it can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to it.

CONCERNING THE TRUSTEE

     We enter into a variety of banking transactions with the trustee in the ordinary course of our business.

GOVERNING LAW

     The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities described in this prospectus:

     - to or through underwriters or dealers;

     - through agents; or

     - directly to one or more purchasers (except with respect to sales in Canada).

BY UNDERWRITERS

     If we use underwriters in the sale, the underwriters will acquire debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may from time to time modify any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

BY AGENTS

     We may sell debt securities of any series through agents that we designate. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

     We may directly sell debt securities of any series. In this case, no underwriters or agents would be involved. Direct sales of debt securities will not occur in Canada.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters, as defined in the Securities Act of 1933, and any discounts, concessions or commissions that we pay them and any profit on their resale of the debt securities offered by this prospectus may be treated as underwriting discounts, concessions and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents who participate in the sale of debt securities to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

     The debt securities of a series, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities of a series for public offering and sale may make a market in the debt securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot assure you that a market for any series of debt securities we issue will exist.

     If we indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase debt securities from us which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under these delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States or Canada to which the institutional investor is subject.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 (File No. 333-72676) with the SEC under the Securities Act of 1933, covering the debt securities to be offered from time to time by this prospectus. This prospectus does not contain all of the information included in the registration statement.

     Textron Financial also files annual, quarterly and special reports, and other information with the SEC. Our parent company, Textron Inc., also files annual, quarterly and special reports, and other information with the SEC. Textron Inc.'s and Textron Financial's SEC filings are available to the public over the Internet from the SEC's web site at http://www.sec.gov. You may also read and copy any document Textron Financial or Textron Inc. filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     The SEC allows us to "incorporate by reference" in this prospectus the information in documents Textron Financial files with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus Textron Financial's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, Textron Financial's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and any future filings that Textron Financial may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we, or our agents, sell all of the securities that may be offered by this prospectus.

     You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

        Textron Financial Corporation
        40 Westminster Street
        P.O. Box 6687
        Providence, Rhode Island 02940-6687
        Attention: Treasurer
        (401) 621-4200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities described in this prospectus in any country, state or province where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     Each of Textron Financial and Textron Canada Funding will become reporting issuers or acquire equivalent status in each of the Provinces of Canada where this prospectus is filed effective upon receipts being issued for the final Canadian prospectus. Pursuant to applicable securities legislation, Textron Financial will be permitted to satisfy the continuous disclosure requirements of securities legislation in these Provinces essentially by: (i) complying with applicable requirements of the New York Stock Exchange and U.S. federal securities laws applicable to it;
(ii) filing its continuous disclosure documents with the securities commissions or similar regulatory authority in each of the above Provinces in the manner and in the time required under U.S. federal securities laws; and (iii) where applicable, sending the continuous disclosure documents to securityholders of Textron Financial having an address in any of the above Provinces. Application has been made to the securities commissions or similar regulatory authorities in such Provinces for relief under applicable securities legislation that will permit Textron Canada Funding to also satisfy the continuous disclosure requirements of securities legislation in these Provinces on the basis of Textron Financial's compliance with the foregoing requirements, and it is expected that such relief will be obtained substantially on the basis sought. Such continuous disclosure documents will be accessible at the website maintained by Canadian securities regulatory authorities, www.sedar.com.

                                 LEGAL OPINIONS

     Edwards & Angell, LLP will issue for us an opinion about the legality of the TFC debt securities and the Textron Financial guarantee. Edwards & Angell, LLP and Stewart McKelvey Stirling Scales will issue for us opinions about the legality of the guaranteed debt securities.

     Any underwriters will be advised about the validity of the debt securities by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Textron Financial appearing in Textron Financial's Annual Report on Form 10-K for the year ended December 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

              REGISTERED OFFICES OF TEXTRON FINANCIAL CORPORATION

                             40 Westminster Street
                         Providence, Rhode Island 02940
                                 United States

            LEGAL AND TAX ADVISORS TO TEXTRON FINANCIAL CORPORATION

                             Edwards & Angell, LLP
                              2800 Financial Plaza
                         Providence, Rhode Island 02903
                                 United States

                                    AUDITORS

                               Ernst & Young LLP
                              200 Clarendon Street
                                Boston, MA 02116
                                 United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                         Sidley Austin Brown & Wood LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 United States

                                 LISTING AGENT

                          Kredietbank S.A. Luxembourg
                              43, Boulevard Royal
                               L-2955 Luxembourg

                                    TRUSTEE

                                 Suntrust Bank
                            Corporate Trust Division
                           25 Park Place, 24th Floor
                             Atlanta, Georgia 30303
                                 United States

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                               $

                                 [TEXTRON LOGO]

                         TEXTRON FINANCIAL CORPORATION

                                    % NOTES DUE

                   ------------------------------------------
                             PROSPECTUS SUPPLEMENT

                   ------------------------------------------

                            DEUTSCHE BANK SECURITIES
                                    JPMORGAN
                         BANC OF AMERICA SECURITIES LLC
                             FLEET SECURITIES, INC.
                                      HSBC
                                    SG COWEN

                                          , 2002

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